123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For immediate release	Media contact: Andrew Burns (901) 495-7313 Financial contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE NAMES ODLAND CHAIRMAN OF THE BOARD AND CEO

Memphis, Tenn. (January 11, 2001) -- AutoZone, Inc. (NYSE: AZO), today named Steve Odland, 42, as the company's third chairman of the board and chief executive officer.

Odland comes to AutoZone from Ahold USA, Inc., the leading supermarket retailer on the eastern seaboard, where he most recently held the position of chief operating officer. Prior to that, he served as president and chief executive officer for Tops Markets, Inc., one of Ahold's operating companies. Before joining Ahold, he served both Sara Lee Corporation and The Quaker Oats Company in various senior management capacities.

"We could not have found a better fit for AutoZone than Steve Odland. He's accustomed to a fast-paced environment and razor-thin margins, since he spent a number of years in the grocery business. His capacity for operating successfully under those conditions gives me great confidence in his ability to efficiently manage the business at AutoZone. He has proven to be a dynamic agent for positive change in a number of high-caliber organizations, and he brings a solid background in both marketing and merchandising we're delighted to have. We also consider his experience in the international arena and e-commerce to be a great advantage.

"I've worked closely with my successor, John Adams, and Tim Vargo, AutoZone's president and chief operating officer, in this search. I can sincerely say that John, Tim and the entire senior management team at AutoZone are genuinely excited about what Steve will bring to the table, " said J. R. Hyde III, AutoZone's founder. Three board members -- J. R. Hyde III, Edward Lampert and Andrew McKenna -- comprised AutoZone's CEO search committee.

Odland received his undergraduate degree from the University of Notre Dame and holds a master's from the Kellogg Graduate School of Management at Northwestern University.

"The AutoZone story is one of the most compelling in all of retailing. The opportunity to write the next chapter of that story is one I couldn't pass up. I've met some tremendous AutoZoners so far and the strength of the AutoZone culture is very appealing. I'm really looking forward to rolling up my sleeves and getting to work," Odland said.

John Adams, AutoZone's current chairman and CEO, will turn over the reins to Odland on January 29.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,956 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA. On the web, AutoZone sells diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details.

###